Exhibit 99.2

Willbros Group, Inc.

Fourth Quarter and Full Year 2016

Conference Call

Wednesday, March 08, 2017, 10:00 A.M.

Eastern

CORPORATE PARTICIPANTS

Michael Fournier - President and CEO

Van Welch - Executive Vice President and Chief Financial Officer

Steve Breitigam - Vice President of Investor Relations

PRESENTATION

Operator

Good morning and welcome to the Willbros Fourth Quarter and Full Year 2016 Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation there will be an opportunity to ask questions. To ask a question, you may press star (*) then one (1) on your telephone keypad; to withdraw your question, please press star (*) then two (2). Please note this event is being recorded. I would now like to turn the conference over to Steve Breitigam, Vice President of Investor Relations. Please go ahead.

Stephen Breitigam

Good morning. Thank you for joining us today. Speaking today will be Mike Fournier, President and Chief Executive Officer, and Van Welch, Executive Vice President and Chief Financial Officer. This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com. A replay will also be available through the phone number provided in the Company’s press release announcing this call.

Information reported on this call speaks only as of today, March 8, 2017, and time sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to publicly update such forward-looking statements, whether as a result of new information, future events, or otherwise. This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated March 7, 2017, and on our website.

Now, I’ll turn the call over to Mike Fournier, President and CEO.

Michael Fournier

Good morning, folks, and thanks for joining our call this morning. During recent quarterly calls, we indicated that we’ve seen an increase in bidding opportunities and our top priority was and continues to be growth and backlog. We’re now seeing some success for the hard work being expended throughout the Company and yesterday we announced new awards totaling and estimated $151 million that span across all three segments. These awards, in addition to the backlog growth that we experienced during Q4 2016, much of this work has recently begun or will commence shortly and will continue throughout the summer months. The prospects for additional backlog growth, particularly in the pipeline unit, reflect opportunities scheduled to begin in Q2 and Q3 and we believe we are positioned to win some of this work. Our current balance sheet, sufficient liquidity, and our reduced cost structure should allow us to improve our operating margins as we grow revenue from backlog additions.

Moving on to operations. Our Utility Transmission and Distribution segment reported revenues in the fourth quarter 2016 that were virtually flat and operating income that was lower compared to the prior quarter. Margin slippage on certain distribution jobs and the equipment underutilization impacted the UTD segment results in Q4. For the year 2016, UTD reported revenues of $418.4 million, a 10% increase over 2015. Operating income for 2016, which

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Wednesday, March 08, 2017, 10:00 A.M. Eastern

includes approximately $9.6 million in intangible amortization cost, improved almost fourfold from 2015 performance. The market outlook for electrical transmission and distribution services remain strong and we anticipate continuing to grow this business in 2017.

Chapman, our transmission business unit, continues to explore customer diversification as well as geographic expansion opportunities. We have had recent success in winning work with new clients as evidenced in the transmission award announced yesterday.

Our WTD West distribution business unit continues to be a solid performer. It maintains a strong customer relationship with Oncor, but is also looking to grow via customer diversification. To some extent, our ability to recruit and retain key field personnel limits the growth rate of this business unit.

The WTD Southeast distribution unit is gaining traction with clients from the Carolinas to Florida. We anticipate growth in this new business unit throughout the year and to generate operating income.

We saw a slippage in operating margin on a few jobs in our WTD East distribution unit during Q4 and are taking steps to mitigate future missteps. This unit has experienced a delay in an underground duct bank job announced in December due to client permitting issues. We now expect this work to ramp up in Q2 and be completed during the fourth quarter of this year. This is a very active area for us and we believe we can generate improved operating results.

Finally, our renewables group has received a written notice to proceed to participate in the construction of its first wind farm. This award remains subject to contract finalization, thus is not in backlog, and includes a collector substation and a new 15-mile transmission line. Work is anticipated to begin in Q2 and be completed during the fourth quarter of this year.

Turning now to our Oil and Gas segment, we have decided to sell our tank business. There is a strong market for this business and with an experienced management team in place, it has recently grown backlog. In order to further grow this business and improve income, it requires a larger fabrication facility and some capital investment for additional equipment. We believe this is best accomplished outside of Willbros and have received strong interest from potential buyers. We are working with the management team of our tanks group to find the right buyer over the next 12 months to ensure orderly transition. We see improved market conditions in 2017 for the remainder of the Oil and Gas segment which consists of our Pipeline Group and Lineal business unit. I’d like to take a moment and review 2016 performance of Oil and Gas excluding tanks in terms of transitioning to 2017 expectations. Excluding tanks, we had a business unit loss excluding special items of about $9.6 million on revenue of $140 million with relatively few bid opportunities. Included in these results are costs attributable to under recovery of project equipment and personnel standby of approximately $6.4 million, a single extraordinary project loss of $6.5 million; as well as under recovery of fixed indirect and SG&A costs due to lower overall revenue for the year.

We executed 52 distinct pieces of work last year, ranging in size from $1,600 to $26.9 million. While we had some loss projects as well as others that exceeded bid expectation, the aggregate performance on 51 of 52 projects was close to budgeted margins. The one project that incurred an extraordinary loss was in the Gulf Coast region and was impacted by significant rainfall events that prompted the need for additional matting and considerable amounts of shoring of the ditch. To further compound the problem, we encountered two problematic in-plant bores. While U.S. market conditions are improving, weather risk remains with the

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contractor for the most part. We have put additional focus on analyzing and mitigating this risk on future projects, including assessing additional contingency and additional matting for high risk areas.

Looking forward into 2017, our expectations for pipeline work, in particular, have improved over 2016. As of today, we have approximately $67 million of work contracted or in the final stages of contract formation. With the current organization and expected gross margin, our business unit income breakeven revenue level is approximately $127 million. Within our Pipeline Group, we have capacity to execute concurrently on three main-line projects, with separate resources available for facilities and pipeline integrity work. The bidding landscape for main-line work for Willbros ranges from projects $15 million in size to $60 million in size. Our Pipeline Group currently has $356 million of outstanding bids for Q2-Q4 execution. While not as robust as main-line work, we also have seen demand for facilities, pipeline integrity work, and strong demand in our Lineal business unit.

Our conclusion is we have retained capacity to execute on work well in excess of our breakeven revenue level for 2017 and now have sufficient opportunities whereby the Oil and Gas segment can make a positive business unit income contribution in 2017. That being said, we are mindful of the need to manage project level risk and the negative impact of a single bad project.

Turning now to Canada, the fourth quarter operating results were significantly impacted by the additional $5.7 million loss on a weather-plagued pipeline job. This loss changed operating income for both Q4 and the total year 2016 from a profit—in a very challenging market—to a loss. Winter work is now complete on this project, with right of way restoration activities planned for this summer. We do not anticipate any further losses in 2017 on this project. We believe we’re entitled to reimbursement from the client for damages incurred during these atypical weather conditions. We are also in discussions with the client regarding our claim. However, we have no assurance of a positive outcome or the timing of an outcome. It remains a difficult market, but we’re pleased to announce yesterday our second significant maintenance contract extension in three months to continue work in the oil sands region. In addition, we have framework agreements in place with two additional clients that put us in favorable position to do small capital construction work should they move forward. We anticipate sustaining maintenance work to increase in 2017 with increased levels of production from the mine sites, but new capital project work in 2017 will lag behind the need for maintenance work. The opportunity funnel for our Canadian Pipeline, Facilities and Tank business units remains strong with most of the revenue potential for the latter half of the year. We also are continuing to build our resume with recent small water treatment awards.

Van, I’ll now turn it over to you for financial commentary.

Van Welch

Thanks, Mike, and good morning. Before I begin with comments on our 2016 operating results, please note that in the fourth quarter of 2016, we implemented a change to no longer allocate corporate overhead costs to each segment. These costs are now included in the line item “Corporate” in our press release and all previously reported information has been revised to conform to this new presentation.

As Mike noted, in the fourth quarter of 2016, as part of our ongoing strategic evaluation, we made the decision to offer our Tank services business for sale to outside parties. The business unit is being actively marketed and is expected to sell within one year. Accordingly, and in conjunction with our previous conference calls, we have prepared additional reconciliations to

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our press release that excludes special items that affect the comparability of our operating results between periods. In the fourth quarter of 2016, these special items included $1.7 million in losses associated with businesses and services we have exited, including tanks, and $1 million in other charges primarily related to facility lease abandonment charges. Adjusted for these special items, we recorded in the fourth quarter of 2016 an operating loss of $9.5 million on contract revenue of $157.4 million, compared to an operating loss of $4.9 million on contract revenue of $170.3 million in the third quarter of 2016. The $4.6 million decrease in operating performance in the fourth quarter of 2016 compared to the third quarter of 2016 is primarily the result of an additional $5.7 million loss on a cross country pipeline project in our Canada segment that was significantly impacted by adverse weather conditions and cost overruns.

For the full year 2016, adjusted for special items we recorded an operating loss of $18.5 million on contract revenue of $701.1 million, compared to a full year 2015 operating loss adjusted for special items of $31.6 million on contract revenue of $792.8 million. The improved performance is primarily attributable to improved gross and net contract margins, which is indicative of both improved project execution and lower indirect cost when compared to the same period of 2015. In addition, our reduced general and administrative overhead, primarily in our corporate headquarters, as well as lower equipment and other indirect costs in the Oil and Gas and Canada segments, are more in line with current and anticipated future revenue capacity.

LIQUIDITY

Our total liquidity at December 31, 2016, was approximately $66.7 million, which is composed of $41.4 million of cash and $25.3 million of revolver availability. There were no revolver borrowings at December 31, 2016. Liquidity levels decreased slightly from September due primarily to increased operating losses in the quarter.

On March 3, 2017, we have amended our Term Credit Agreement to extend our covenant holiday through June 30, 2017, and add more flexibility to our covenants, including a modified methodology for calculating Covenant EBITDA from Continuing Operations, which excludes the first quarter of 2017 and prior year 2016 results. In addition, the company will be able to retain the net proceeds received in connection with the sale of our Tank service business, for working capital purposes, and add back any EBITDA losses for the Tank Business for calculating Covenant EBITDA. In consideration of the changes to the Term Credit Agreement, we paid an amendment fee of $2.3 million in the first quarter of 2017. At December 31, 2016, our term loan principal balance remained approximately $92.2 million and our DSO was 66 days.

TAXES

Our effective tax rate for 2016 was 1.2%, or a benefit of approximately $530,000. The benefit is primarily related to a tax benefit on our Canadian losses, combined with refunds received related to previous Texas Margins Tax filings. At December 31, 2016, we had a U.S. valuation allowance of $69.3 million against our tax assets, which is due primarily to net operating losses. We do not anticipate paying, or making a provision for, any U.S. federal taxes in 2017.

BACKLOG

In December 31, 2016, we reported 12-month backlog of $419.9 million and total backlog of $792.5 million, both well up from September 30, 2016. Subsequent to December 31, 2016, as Mike mentioned, we were awarded three new contracts and finalized an extension of another MSA in Canada. Together, these four new awards have an estimated value of $151 million.

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We believe these awards, which primarily commence in late Q1 and Q2, coupled with the future prospects and lower cost structure, have positioned us for improved performance beginning in the second quarter of 2017.

GUIDANCE

Now finally update on guidance.

•	With the recent awards just announced and the increased bid activities in our Oil and Gas segment, revenues for 2017 excluding the Tank business are expected to range between $775 million and $825 million. We anticipate our Q1 2017 revenue to slightly decline from Q4 2016 due to lower awards than anticipated in our Oil and Gas and Canadian segments.

•	Q1 2017 operating income is expected to slightly decline from Q4 2016 due to the lower revenue volume in Canada and Oil and Gas, and slight margin erosion in UTD. With anticipated higher revenue in Q2 2017, we believe we will see a significant improvement in operating income.

Operator, we will now turn it back to you for the Q&A.

QUESTIONS AND ANSWERS

Operator

We will now begin the question and answer session. To ask a question, you may press star (*) then one (1) on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star (*) then two (2). At this time, we will pause momentarily to assemble our roster. The first question comes from Tahira Afzal of KeyBanc. Please go ahead.

Tahira Afzal

Good morning, folks.

Michael Fournier

Good morning, Tahira.

Van Welch

Good morning.

Tahira Afzal

I guess the utility side, the orders you took in seem pretty promising. Can you talk a bit more about what you see happening there? In the past probably some pretty difficult comparisons over there and can you see that activity sustainably picking up going forward?

Michael Fournier

So, Tahira, its Mike here. In terms of UTD opportunities going forward, our sense is there’s been pretty strong demand for the smaller transmission opportunities and we think the gains we’ve made in the recent awards in transmission work, we see other opportunities of that size further into 2017 and we are pursuing those. We see strong demand, as well, on the substation side of things.

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On the renewables front, we’ve seen strong bid modes, but as we’ve talked in previous calls, getting these turn into real projects seems to be problematic in that space and so we’ve made some headway in terms of this award. We’ve always characterized that our renewables group is in large part a project management and engineering group that pulls together the capabilities of our transmission and distribution businesses and whether we deploy that engineering and project management on renewables or on traditional transmission distribution work, we’ve got flexibility there as we kind of look at what happens in the future of the renewables market. The other area that people don’t maybe initially think of when they think of distribution is we do a lot of underground gas and water distribution, particularly in, well, in Texas, but as well in Baltimore, Virginia areas and a lot of that is replacement of old infrastructure and we see substantial opportunity continuing there, both gas, water, and some of the recent work we’re doing and looks encouraging going forward is these duct bank jobs and inevitably, there’s cable pulling that potentially follows on that. So we don’t see any reason to be anything but bullish in terms of the growth opportunity on UTD side.

I think we talked in our script that we’ve gone back and looked and in some cases we’ve got some fairly long tenured MSA contracts, particularly in our UTD East business where we do have opportunities to sit with owners and update for our cost increases and we’ve been focused on doing that and we believe that, along with some increased focus on cost management, is going to result in improved margins for that part of the business.

Tahira Afzal

Got it. Mike, it seems like some of your larger competitors might have some pretty chunky large opportunities, let’s say over the next 12 to 18 months. Are you assuming better competitive dynamics going forward or would that be upside potentially to your scenario?

Michael Fournier

No, we start to look at that and we start to have some conversation with potential partners to take on larger projects in the transmission space and I think we’ll speak further to that in maybe some upcoming calls as we, once we select to finalize the partner and gain some visibility in traction with some of these owners that are looking at these larger projects.

Tahira Afzal

Great, I’ll hop back in the queue. I had some further questions. Thanks, Mike.

Michael Fournier

Thank you.

Operator

The next question is from Stefan Neely of Avondale Partners. Please go ahead.

Stefan Neely

Hey, good morning, folks, thanks for taking my call.

Van Welch

Good morning.

Michael Fournier

Morning.

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Wednesday, March 08, 2017, 10:00 A.M. Eastern

Stefan Neely

I wanted to ask a little bit, you mentioned that you don’t anticipate any further losses from the Canadian project that plagued you guys in Q3 and 4. Is that job, is that over with completely? Is that the reason that you no longer see any further losses there? And also, since the weather was partially, I guess the issue with that, has there been any other weather impacts to other work you’re doing in Canada, both in Q4 and maybe in Q1, as well?

Michael Fournier

Yes, so in terms of the project, we’re welded out the lines and service. As I said in the script here, we’ll go back in the spring and do some right of way restoration work, which is fairly minimal. We clean up the right of way as we go, but since we’re constructing it in frozen conditions, inevitably, once things thaw out, you get some settlement, you come back and you do some clean up. So we’ve budgeted for that, estimated what that will take and are confident we’ve retained sufficient estimate cost to complete. That particular job was actually the only job in Canada that saw significant impacts. It was happening in a very short period of time, September, October, November is when we really got hit hard with the, well, September/October with rain events and then in December with some very cold weather where the frost went into the ground a lot quicker than we were expecting. It just so happened in that part of the country, that geographic location was where those events happened for the north, the work we were doing there in our integrity dig works as well on cross country weren’t, either weren’t active or outside the region that was affected.

Stefan Neely

Okay, excellent, that’s helpful and moving on to UTD, I was curious. It seems like you guys are making good leeway in certain parts of your business in terms of getting in with new customers and growing your opportunities there. I was curious, back, I think it was in Q3 there was some discussion on getting in on some of the fiber work and some of that kind of came off the table a little bit. I was curious if you could give us an update on that, what you’re looking at in terms of further expansion in that business and also kind of on the same topic, I think you mentioned in WTD, a worker retention issue or something of that nature. Can you address that a little bit and then what you’re doing to remedy that and when and if you expect that to be addressed, I guess?

Michael Fournier

Sure. So starting with the fiber, you’re correct in that we talked of a contract that was pulled. We continue to pursue small kind of on an opportunistic basics fiber opportunities. We do that work with the same work force that does our traditional electrical distribution work. From time to time, there’s opportunities there where we chase that work where we think it’s happening in an area where we can get similar margins to what we get on our traditional work. A lot of that, sometimes that involves I call it make ready work on existing electrical distribution poles where you need the electrical capabilities. If it’s just installing fiber itself, that generally is lower margin sometimes. It makes sense for us to pursue it. But I can’t say today that we have a strategic intent to pursue that type of work.

The discussion on resource limitations specifically impacted two areas of our UTD business in the east. It’s associated with the qualified individuals to do gas-fitting work and water main work and that we have got more formal in our recruitment, training, development program to build a workforce there. And you know, in part, it’s also an issue where we’ve had a program, we had to expand it and our issue is we train people and then we’re training them for other contractors and in some cases we’re training for utility companies that hire them away. So there’s a part of that where we’re also having to sit down with our clients in some cases and trying to come up with programs that make sense for both of us and other cases, just expanding and recognizing we’ve got to train, attract and train more people.

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In Texas, it was more a rate issue where we were under-market in some of our rate structures and we’re working to address that. In some cases it was just a peak in demand associated with some fiber work that we just got to kind of live through. In other areas of Texas, it was, we’ve got to adjust and get to market.

Stefan Neely

Okay, excellent, that’s very helpful and my last question, briefly, and I’ll get back in the queue, you did a great job in 2016 working and reducing corporate overhead and bringing that down. You know, what are your thoughts on that moving into 2017, obviously, it’s at a much lower level but do you see any areas or any needs to reduce that further as you go through the year?

Michael Fournier

I don’t, I mean we always sit and have to look and adjust to what we think both the short-term and long-term view is of our markets. Having said that, as we’re currently structured with three segments, it’s hard to imagine that there is much more of corporate G&A that we could adjust. I think the issue that in hindsight was important for us in 2016 is we paid close to $10 million to retain capability in our pipeline business units because we saw improved markets in ‘17 and ‘18. And that capability we’re now deploying and I do see a need, as workload picks up, that we grow back some of the indirect and G&A associated with that part of our business here in the U.S.

Stefan Neely

Okay, thanks a lot guys.

Operator

The next question comes from Noelle Dilts of Stifel. Please go ahead.

Noelle Dilts

Hi, guys, good morning.

Michael Fournier

Good morning.

Van Welch

Good morning.

Noelle Dilts

First, obviously encouraging to see this, the $45 million award you’re finalizing in pipeline. Can you just talk about, do you think that getting that award and starting to bid on more of these larger jobs, do you think you’re having more success there given just the headway and the work you’ve been doing with your customers or do you think it’s also to some extent what’s happening with the market and starting to see a tightening of capacity and utilization? I’d be curious to know your thoughts there.

Michael Fournier

Sure. I think, Noelle, it’s a combination of both. A lot of work in the fall last year to visit with clients, update them on the progress we’ve made, reducing our debt, reducing our corporate G&A, those were all, I’m going to say the majority of those were very positive conversations and I’m going to say a recognition by clients to say, boy, if we give you work, it sounds like you’ve

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got a real reason to perform for us, you’ve got something to prove and they’re right, we do have something to prove. So a combination of staying in contact with clients even through periods of times where they weren’t allowing us to bid to get them back to the point where we’re on their bid lists and I think it’s evidenced by the robust bid load we have today, I think that’s a success. But it’s also indicative of where the work is and some of the larger projects in particular in ‘16, there is certainly good number of them that were up in area where they were predominantly union executed work. Today, some of that work is shifting into areas where competitive advantages of the open shop workforce that we provide is a differentiator, so I think that has drawn some clients back to us, as well. You know, throughout all of this, it’s never been an issue of our being able to perform work in the field. You know, we continue to stand out as a pipeline constructor that does quality work, we do work on-time, we do it safely, so that’s never been the issue. It has been some pretty intense discussions and commitments on our part in terms of stability of our pipeline team, they are well known in the industry, ensuring that the right superintendent shows up at the right job is important to our clients, so that’s a key discussion point and, hence, why we made the investment last year to retain the people that we needed to do the work.

Noelle Dilts

Going to the tank business, you’re talking about looking to sell this within the next year, obviously, sometimes it can be hard to maintain the same level of quality and focus of your employees that you had when you’re going through your sales process. Anything or actions you’re taking to ensure that that business continues to perform reasonably well as you’re going through the sales process?

Michael Fournier

Sure, and we’ve been through a number of these in the past couple of years so we’ve kind of got it down now to a process and have been successful in doing this in the past and it starts with engaging the management team of the business unit. So Mark Lehr is well known in the tank industry, came onboard a couple years ago, has done a lot to improve that business and so step one was to engage Mark, who then in turn engaged his management team and our priority here is to ensure an orderly transition and get value for the business and that means engaging the management team and connecting them up with the buyer that sees value in the management team and has, in this case, we’re looking for a buyer that actively wants the management team as an investor in the business and so that’s why we’re going to take the time to make that happen and, as I indicated, our initial interest level is probably as strong or stronger than we’ve seen for a number of the other businesses at the beginning of the process. So we’re very encouraged at this point.

Noelle Dilts

Makes sense, great, and then finally, within UTD, can you give us a sense of how much of your backlog now reflects work for Oncor versus work for other customers?

Van Welch

Yeah, I think, Noelle, this is Van, if you look at the K that we just filed, at the end of the year in terms of total revenue to the Company, Oncor represented about 25% of the total revenue.

Noelle Dilts

Okay, thanks.

Operator

Again, if you have a question, please press star (*) then one (1). The next question is a follow up from Tahira Afzal with KeyBanc. Please go ahead.

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Tahira Afzal

Thanks, Mike, you said earlier on in your prepared commentary that you know, weather nuances and all, even as the pipe industry is getting better, you know that risk still lies with contractors. Can you talk a bit about what has changed in the bidding environment to the positive that should help mitigate some of the costs and risks as you look forward?

Michael Fournier

Tahira, I wish I could say a lot has changed but today there’s still a lot of competition, a lot capacity and that, I can’t point to any substantive change but I can say is the nature of the work, both sides of the projects, presents more opportunities for us and the time frame from award to start of execution has shortened up and so, again, that’s in our favor, and geographically, the work is in areas where we can be very competitive.

Tahira Afzal

Got it, okay, and do you see that changing up as you stack up all the prospects maybe a year from now or do you think to yourselves, do you expect the bidding environment to remain fairly consistent for the next year or two?

Michael Fournier

Yes, I think our approach is we expect to be consistent. Where we’ve had success in in the past is be competitive, retain the right people to do the work, and then try to leverage the revenues such that you’re in a over recovery situation on your indirect and G&A and we’ve proven that model works well for us in the past and we think that opportunity is there again in the pipeline facilities integrity business here in the U.S in the ‘17/’18 period.

Tahira Afzal

Got it, okay, that’s pretty helpful and just a follow up to what you said there, Mike, how’s your retention been as you work through all these issues? Some of your peers have seen their businesses pick up very notably. Has it been difficult to hold onto your key staff?

Michael Fournier

Yes, I think difficult is fair. I mean this is a very tough period of time, when you think the last 18 months what folks, the management team and the project folks have had to deal with, very tight markets and a very aggressive stance on trying to manage indirect and G&A costs. So I give credit to Harry New, Brian Young, and Johnny Morris that are kind of the leaders on our pipeline group and Chris Scheve up at Lineal, that they’ve held their, in a large part, held their teams together, kept them focused on getting to this point in time and I think that speaks well for their commitment and their desire to work through kind of a better market today.

Tahira Afzal

Got it, okay. Well, thank you very much, this has been very helpful.

Michael Fournier

That’s good.

Van Welch

Thank you, Tahira.

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Operator

There are no additional questions at this time. This concludes our question and answer session I would like to turn the conference back over to Mike Fournier for any closing remarks.

CONCLUSION

Michael Fournier

Thank you. So in summary, I’m pleased with the cost reductions we’ve made and the improvements we’ve implemented in project execution over the past year. Our recent awards and enhanced bid opportunities in our Oil and Gas segment plus the strong visibility in our UTD segment should generate significant improvement starting in Q2 of 2017. We look forward to providing further updates during our next call and thank you for joining us and have a nice day.

Operator

The conference has now concluded. Thank you for attending today’s presentation, you may now disconnect.

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